EXHIBIT 12

                             FLORIDA POWER CORPORATION

               STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                 TO FIXED CHARGES
                           (Dollar Amounts in Thousands)

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
                    12 Months Ended
                     June 30, 1994                Year Ended Decemeber 31,
                     (Unaudited)        ------------------------------------------
                    ---------------    1993    1992     1991     1990      1989
Earnings
  Net Income. . . . $ 201,534       $194,873 $186,977 $180,894  $182,316  $184,044
  Income Taxes. . .   112,656        104,387   97,536   92,667   102,971    85,761
  Fixed Charges . .   107,492        105,827  100,120   95,220    98,802    96,620
                     --------        -------  -------  -------   -------   -------
   Total Earnings . $ 421,682       $405,087 $384,633 $368,781  $384,089  $366,425
                     ========        =======  =======  =======   =======   =======

Ratio of Earnings to
  Fixed Charges . .      3.92           3.83    3.84     3.87      3.89      3.79
                         ====           ====    ====     ====      ====      ====


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